Exhibit 10.16

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FINDER’S FEE AGREEMENT

THIS FINDER’S FEE AGREEMENT (this “Agreement”), entered into this 21st day of July, 2008, sets forth the arrangement between Aubry Consulting Group, Inc. (“FINDER”) f/s/o Gils Aubry, with an address at 300 E. 40th Street, New York, NY 10016 and Sahara Media, Inc., a Delaware corporation (“Company”), with its principal place of business located at 75 Franklin Street, 2nd Floor, New York, NY 10013, with respect to compensation to which FINDER may become entitled under the terms and conditions set forth in this Agreement.

1.
Purpose.  In consideration of FINDER introducing the Company to Mac Filmworks, Inc. (“MFI”), the Company shall compensate FINDER as provided herein.  FINDER understands and agrees that it was not the sole finder to introduce the Company to MFI and that  Gatwick Holdings, LLC, will also receive compensation in consideration of  its efforts in introducing the Company to MFI.

2.
FINDER’S Compensation.  On the date hereof, the Company shall pay to FINDER the aggregate sum of $20,000 pursuant to Section 3 herein.  If during the term of this Agreement, the Company receives financing of at least $8,000,000 (“Funding”) from the direct placement efforts of John Thomas Financial, FINDER will be paid $120,000 upon the completion of the Funding.  It is agreed and understood that FINDER shall not participate in the negotiation, structuring, documentation or any other aspect of the Funding and FINDER’s sole participation shall be in connection with the introduction of the placement agent of the Funding to the Company,

3.
Form of Compensation.  FINDER’S compensation shall be paid to FINDER, according to FINDER’S preference, either in the form of a certified or cashier’s check, or wire transfer of immediately available funds pursuant to the instructions provided to the Company by FINDER.

4.
Consummation Required.  In no event will the Company have any liability for compensation to FINDER pursuant to this Agreement, unless the Funding closes within twelve months of the date of this Agreement.

5.	Term. The engagement of FINDER shall commence on July 21, 2008 and shall continue until the earliest to occur of the following:

a)	July 20, 2009; or

b)	Immediately after the FINDER has been paid a total of $140,000 in accordance with the terms and conditions of this Agreement.

Notwithstanding anything to the contrary herein, Sections 7, 9, 10, and 11 of this Agreement shall survive the termination of this Agreement.

6.
Agreement Not Exclusive.  Nothing in this Agreement shall be deemed to prevent Company from authorizing other parties to locate sources of funding and/or financing for it, and Company may negotiate for and carry out fundings and/or financings independently of FINDER, either with or without the assistance of other intermediaries.

7.
Independent Contractor Relationship.  This Agreement is intended to create an independent contractor relationship between FINDER and Company, which is described in Section 3508 of the Internal Revenue Service Code, and shall be interpreted to effectuate such intent between the parties.

(a)
No Taxes Withheld from Compensation. Company will not withhold any taxes from any compensation paid to FINDER according to this Agreement. It is acknowledged and agreed by the parties that Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of FINDER to make, in connection with compensation paid to FINDER according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained.

(b)
FINDER Controls Time and Effort.  It is agreed that Company is interested only in the ultimate results of FINDER’S activities pursuant to this Agreement, and that FINDER shall have exclusive control over the time and effort invested by FINDER pursuant to this Agreement, and the manner and means of FINDER’S performance under this Agreement.

(c)
Independence from Company.  The parties further agree that FINDER shall have no control or supervision over Company’s employees, officers, directors, representatives or affiliates.  FINDER will not represent that it is an employee of Company. FINDER shall at all times represent himself and be construed as independent of Company.  FINDER shall not, under any circumstances, be deemed to be a servant or employee of Company for any purpose, including for Federal tax purposes.  FINDER’S relationship to Company is that of an independent contractor, and nothing in this Agreement shall constitute this Agreement as a joint venture or partnership between FINDER and Company.  FINDER shall have no authority to bind Company or any of its employees, officers, directors, representatives or affiliates by any promise or representation, oral or otherwise, unless specifically authorized in a writing bearing an authorized signature of a Company officer, director or representative. All discussions and negotiations with any source for funding and/or financing shall be conducted by Company.

8.
Notice.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be sent overnight by courier to the party at the address set forth in this Section.  Any Notice shall be effective when sent in accordance with the terms of this Section.  Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.  Unless a change of address is effected by any party pursuant to this Section, Notices should be delivered to the following:

If to FINDER:	If to Company:
Gils Aubry	Philmore Anderson IV
Aubry Consulting Group, Inc.	Sahara Media, Inc.
300 E. 40th Street	75 Franklin Street, 2nd Floor
New York, NY 10016	New York, NY 10013

(If to the Company ) With a Copy To;
Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
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or to such other address as any party may have furnished to the other in writing in accordance with this Section.

9.   Law and Jurisdiction.  This Agreement shall be interpreted and performed in accordance with the laws of the State of New York, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  The Company, the FINDER, and  the individuals executing this Agreement on behalf of the Company and/or the FINDER agree to submit to the jurisdiction of such courts and waive trial by jury.

10.
Indemnification.  FINDER shall indemnify and hold harmless the Company, its employees, legal counsel, agents and affiliates (all of such persons being hereinafter collectively referred to as the “Indemnified Parties”) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements reasonably incurred in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which an Indemnified Party is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with (i) FINDER acting for the Company, including without limitation, any act or omission by FINDER in connection with acceptance of or the performance or nonperformance of  its obligations under this Agreement, as it may be amended from time to time; (ii) any untrue statement or alleged untrue statement of material fact contained in, or omissions or alleged omissions from, any information furnished to an Indemnified Party, an investor,  a potential investor, lender, potential lender, provider of funding to the Company or any party to the Funding; or (iii) the Funding, provided, however, the foregoing indemnity shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a  final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct or gross negligence of the particular Indemnified  Party

11.
Release.  In consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, FINDER and Gills Aubry, in his individual capacity as well as in his corporate capacity on behalf of FINDER, and their successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably release, remise and forever discharge the Company and its successors, assigns, officers, directors, employees, agents and other representatives (the Company and all such other persons being hereinafter referred to, collectively, in this Section 11 as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which FINDER and/or Gils Aubry, or any of their successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement; provided, however, that this release does not release, waive, impair or diminish the parties’ rights under this Agreement.

12.
Severability.  If the law does not allow a provision of this Agreement to be enforced, such unenforceable provision shall be amended to become enforceable and reflect the intent of the parties, and the rest of the provisions of this Agreement shall remain in effect.

13.
Waiver.  The failure of any party, in any instance, to insist upon strict enforcement of the provisions of this Agreement shall not be construed to be a waiver or relinquishment of enforcement in the future, and the terms of this Agreement shall continue to remain in full force and effect.

14.	Assignability. This Agreement shall not be assignable by either party.

15.	Amendment. This Agreement may only be amended or modified in a writing signed by both of the parties and referring to this Agreement.

16. Entire Agreement.  This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties (except the Non-Disclosure Agreement between the Company and Aubry Consulting Group, Inc., dated July 10, 2008, which shall continue to be binding in accordance with its terms) whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

17. Execution in Counterparts.  This Agreement may be executed in one or more counterparts (by facsimile, computer image file (e.g., PDF-file) or in the original), each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument.  Confirmation of execution by electronic transmission of a facsimile signature shall be binding on the confirming party.

SIGNING THIS AGREEMENT INDICATES ACCEPTANCE OF THE TERMS OF THIS AGREEMENT.

FINDER:	Company:

Aubry Consulting Group, Inc.	Sahara Media, Inc.

/s/Gils Aubry	/s/ Philmore Anderson IV
Gils Aubry	Philmore Anderson IV
Chief Executive Officer and President

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